Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-186979
Dated May 26, 2015

Eli Lilly and Company

Pricing Term Sheet
1.000% Notes due 2022
1.625% Notes due 2026
2.125% Notes due 2030

Issuer:	Eli Lilly and Company

Principal Amount:	€600,000,000	€750,000,000	€750,000,000

Maturity Date:	June 2, 2022	June 2, 2026	June 3, 2030

Coupon:	1.000% per year	1.625% per year	2.125% per year

Public Offering Price:	99.617% of principal amount	99.541% of principal amount	98.473% of principal amount

Yield to Maturity:	1.057%	1.671%	2.246%

Benchmark Bund:	DBR 2.000% due January 4, 2022	DBR 0.500% due February 15, 2025	DBR 4.750% due July 4, 2028

Spread to Benchmark Bund:	+86.3 bps	+112.7 bps	+149.3 bps

Benchmark Bund Yield / Price:	0.194% / 111.84	0.544% / 99.58	0.753% / 149.68

Spread to Mid Swaps:	+45 bps	+70 bps	+107 bps

Mid Swaps Yield:	0.607%	0.971%	1.176%

Interest Payment Dates:	Annually on June 2, commencing June 2, 2016	Annually on June 2, commencing June 2, 2016	Annually on June 3, commencing June 3, 2016

Redemption Provisions:
Make-whole call:	Prior to March 2, 2022, make whole plus 15 bps, plus accrued and unpaid interest, if any	Prior to March 2, 2026, make whole plus 20 bps, plus accrued and unpaid interest, if any	Prior to March 3, 2030, make whole plus 25 bps, plus accrued and unpaid interest, if any
Par call:	On or after March 2, 2022, at 100%, plus accrued and unpaid interest, if any	On or after March 2, 2026, at 100%, plus accrued and unpaid interest, if any	On or after March 3, 2030, at 100%, plus accrued and unpaid interest, if any

Underwriting Discounts:	0.400%	0.475%	0.550%

CUSIP / ISIN / Common Code:	532457 BL1 / XS1240750767 / 124075076	532457 BM9 / XS1240751062 / 124075106	532457 BN7 / XS1240751229 / 124075122

Trade Date:	May 26, 2015

Settlement Date:	June 2, 2015 (T+5)

Expected Ratings*:	Moody’s: A2 (Stable); Standard & Poor’s: AA- (Stable)

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Actual / Actual (ICMA)

Offering Format:	SEC Registered

Listing:	Application will be made to list the notes on the New York Stock Exchange

Joint Book-Running Managers:	Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, London Branch, J.P. Morgan Securities plc, Morgan Stanley & Co. International plc and UBS Limited

Co-Managers:	Barclays Bank PLC and Drexel Hamilton, LLC
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (Europe) Limited toll-free at 1-800-221-1037, Deutsche Bank AG, London Branch toll-free at 1-800-503-4611 and J.P. Morgan Securities plc collect at +44-207-134-2468.